Exhibit 99.1

Bristol-Myers Squibb Delivers Solid Fourth Quarter Capping a Year Highlighted by New Product Approvals, Continued Execution of Strategic Transactions and Good Operating Performance

•	Net Sales Rise 7% to $5.5 Billion in Fourth Quarter

•	GAAP EPS Increases 79% to $0.50 in the Fourth Quarter; Non-GAAP EPS Increases 13% to $0.53

•	Demonstrates Commitment to Hepatitis C with Planned Acquisition of Inhibitex

•	Provides 2012 GAAP and Non-GAAP EPS Guidance Range of $1.90 to $2.00

(NEW YORK, January 26, 2012) – Bristol-Myers Squibb Company (NYSE: BMY) today announced solid financial results for the fourth quarter of 2011. This concludes a year in which the Company received important new product approvals for YERVOY® and NULOJIX® in both the U.S. and Europe, and ELIQUIS® in Europe for the prevention of venous thromboembolic events. Business development remained a top priority as the Company executed twelve strategic transactions in 2011, and announced the planned acquisition of Inhibitex earlier this month. These accomplishments, along with the dividend increase and ongoing share repurchase program, demonstrated the Company’s commitment to driving shareholder value in 2011.

“In the fourth quarter, we delivered solid financial results, concluding a very good year that sets the foundation for the long-term growth of the company,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “Our delivery of several important new products to patients, the ability of our productive R&D organization to build an innovative and diverse pipeline, and our continued commitment to business development gives us confidence in our future. In 2012, we will build on the momentum of 2011 as we transition beyond the loss of exclusivity of PLAVIX® and AVAPRO®,” Andreotti said.

	Fourth Quarter
$ amounts in millions, except per share amounts	2011	2010	Change
Net Sales	$5,454	$5,111	7%
GAAP Diluted EPS	0.50	0.28	79%
Non-GAAP Diluted EPS	0.53	0.47	13%

	Full Year
$ amounts in millions, except per share amounts	2011	2010	Change
Net Sales	$21,244	$19,484	9%
GAAP Diluted EPS	2.16	1.79	21%
Non-GAAP Diluted EPS	2.28	2.16	6%

FOURTH QUARTER FINANCIAL RESULTS

•	Bristol-Myers Squibb posted fourth quarter 2011 net sales of $5.5 billion, an increase of 7% compared to the same period a year ago.

•	U.S. net sales increased 8% to $3.6 billion in the quarter compared to the same period a year ago. International net sales increased 4% to $1.9 billion.

•	Gross margin as a percentage of net sales was 74.9% in the quarter compared to 72.3% in the same period a year ago.

•	Marketing, selling and administrative expenses increased 22% to $1.2 billion in the quarter.

•	Advertising and product promotion spending increased 5% to $285 million in the quarter.

•	Research and development expenses remained flat at $1.0 billion in the quarter.

•	The effective tax rate on earnings before income taxes was 22.8% in the quarter, compared to 40.4% in the fourth quarter last year.

•	The Company reported net earnings attributable to Bristol-Myers Squibb of $852 million, or $0.50 per share, in the quarter compared to $483 million, or $0.28 per share, a year ago.

•

The Company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $906 million, or $0.53 per share, in the fourth quarter, compared to $807 million, or $0.47 per share, for the same period in 2010. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•

The incremental impact in 2011 over 2010 of the two additional U.S. health care reform provisions for new discounts associated with the Medicare Part D coverage gap and the annual pharmaceutical company fee decreased fourth-quarter EPS by approximately $0.04.

•	Cash, cash equivalents and marketable securities were $11.6 billion, with a net cash position of $6.2 billion, as of December 31, 2011.

FOURTH QUARTER PRODUCT AND PIPELINE UPDATE

•

Bristol-Myers Squibb’s global sales growth in the fourth quarter was led by ONGLYZA®/ KOMBIGLYZE™, which had sales growth of 110%, SPRYCEL®, which grew 34%, ORENCIA ®, which grew 27%, BARACLUDE®, which grew 20% and YERVOY®, which had sales of $144 million in the quarter.

Dapagliflozin

•

In November, at the American Heart Association (AHA) Scientific Session in Orlando, Florida, the Company and its partner, AstraZeneca, presented results from a meta-analysis of clinical data on the cardiovascular safety of dapagliflozin in adult patients with type 2 diabetes that showed dapagliflozin was not associated with an unacceptable increase in cardiovascular risk relative to all comparators pooled in the clinical program.

•

In December, at the International Diabetes Federation 2011 World Diabetes Congress in Dubai, United Arab Emirates, the companies presented results from a Phase III trial evaluating dapagliflozin that showed reductions in blood sugar levels seen at 24 weeks with dapagliflozin added to existing glimepiride therapy were maintained at 48 weeks in adults with type 2 diabetes.

•

In January 2012, the companies announced that the U.S. Food and Drug Administration (FDA) issued a complete response letter regarding the New Drug Application for dapagliflozin for the treatment of adults with type 2 diabetes. The letter requested additional clinical data to allow a better assessment of the benefit-risk profile for dapagliflozin. The companies will work closely with the FDA to determine the appropriate next steps for the dapagliflozin application, and are in ongoing discussions with health authorities in Europe and other countries as part of the application procedures.

ELIQUIS®

•

In November, the Company and its partner, Pfizer, announced that the FDA accepted for review the New Drug Application for ELIQUIS® for the prevention of stroke and systemic embolism in patients with atrial fibrillation. The Prescription Drug User Fee Act (PDUFA)—the date by which action by the FDA is expected—is March 28, 2012.

•

In November, at the AHA, the companies presented new data from a Phase III trial of ELIQUIS® for the prevention of venous thromboembolism (VTE) in patients with acute medical illness that showed ELIQUIS® did not meet the primary efficacy outcome of superiority to enoxaparin for the prevention of VTE and VTE-related death. The data was also published in the New England Journal of Medicine.

ONGLYZA® and KOMBOGLYZE™

•

In November, the Company and its partner, AstraZeneca, announced that the European Commission approved ONGLYZA® for use as a combination therapy with insulin (with or without metformin) to improve blood sugar control in adult patients with type 2 diabetes. In December, the FDA also approved ONGLYZA® for the same indication.

•	In November, the companies announced that the European Commission approved KOMBOGLYZE™, a fixed dose combination of ONGLYZA® and metformin, for the treatment of adults with type 2 diabetes.

ERBITUX®

•

In November, the Company and its partner, Eli Lilly, announced that the FDA approved ERBITUX® in combination with platinum-based chemotherapy with 5-fluorouracil, for the first-line treatment of recurrent locoregional or metastatic squamous cell carcinoma of the head and neck.

ORENCIA®

•

In November, at the American College of Rheumatology Annual Scientific Meeting in Chicago, the Company presented new data on ORENCIA® from clinical trials that support the recent FDA approval of the subcutaneous formulation of ORENCIA® for the reduction of signs and symptoms in adults with moderate to severe rheumatoid arthritis. Other data presented on ORENCIA® included long-term immunogenicity data on the intravenous formulation, long-term safety data in rheumatoid arthritis, and results from a Phase II/III study in lupus nephritis.

BARACLUDE®

•

In November, at the American Association for the Study of Liver Diseases (AASLD) in San Francisco, the Company presented results from a Phase IIIb study comparing BARACLUDE® monotherapy versus BARACLUDE® plus tenofovir in combination that showed no statistical difference between the study arms.

Brivanib

•

In December, the Company reported that the Phase III study of brivanib in patients with hepatocellular carcinoma (HCC) who failed or are intolerant to sorafenib did not meet the primary endpoint of improving overall survival versus placebo. Results will be presented at an upcoming scientific meeting. The study is one of four Phase III clinical trials evaluating brivanib in different HCC patient populations.

Investigational Hepatitis C (HCV) Portfolio

•

In November, at AASLD, the Company presented results from a ten patient cohort of an ongoing Phase II study evaluating the combination of two of the Company’s direct-acting antivirals that suggested sustained virologic response (SVR) can be achieved with the combination of daclatasvir (BMS-790052) and asunaprevir (BMS-650032) in patients with HCV genotype 1b who were null responders.

•

In January 2012, the New England Journal of Medicine published the full results from a Phase II clinical trial in patients with HCV genotype 1 who were null responders that showed the achievement of SVR 12-weeks post-treatment is possible with a direct-acting antiviral-only combination containing daclatasvir and asunaprevir.

FOURTH QUARTER BUSINESS DEVELOPMENT UPDATE

•

In November, the Company and Pharmasset announced the addition of four treatment arms to the ongoing Phase IIa trial evaluating the combination of Pharmasset’s PSI-7977, a nucleotide polymerase inhibitor, and Bristol-Myers Squibb’s daclatasvir (BMS-790052), an investigational NS5A replication complex inhibitor, for the treatment of HCV. This trial is the result of a clinical collaboration agreement between Pharmasset and Bristol-Myers Squibb announced in January 2011. The acquisition of Pharmasset by Gilead Sciences was completed in January 2012.

•

In November, the Company entered an agreement with ASLAN Pharmaceuticals, headquartered in Singapore, under its Project Oyster strategy to develop BMS-777607, Bristol-Myers Squibb’s investigational small molecule inhibitor of the MET receptor tyrosine kinase, for the treatment of solid tumors.

•

In December, the Company entered into a clinical collaboration agreement with Tibotec Pharmaceuticals, one of the Janssen Pharmaceutical Companies, to evaluate the utility of daclatasvir (BMS-790052), Bristol-Myers Squibb’s investigational NS5A replication complex inhibitor, in combination with Tibotec Pharmaceuticals’ investigational NS3 protease inhibitor, TMC435, for the treatment of HCV.

•

In December, the Company entered an agreement with Simcere Pharmaceutical Group under its Project Oyster strategy to co-develop BMS-795311, Bristol-Myers Squibb’s preclinical small molecule inhibitor of the Cholesteryl Ester Transfer Protein (CETP). Inhibiting CETP could potentially raise HDL (good cholesterol) levels and help prevent cardiovascular disease.

•	In December, the Company and the Gladstone Institutes announced the formation of a discovery-based research collaboration to identify and validate novel targets in Alzheimer’s disease.

•

In January 2012, the Company announced its intention to acquire Inhibitex, Inc., a clinical-stage biopharmaceutical company whose primary focus is on the development of innovative products that can treat or prevent serious infections, most notably nucleotide/nucleoside analogs for the treatment of HCV, like its lead asset INX-189. A cash tender offer at $26.00 per share began January 13, 2012.

2012 FINANCIAL GUIDANCE

Bristol-Myers Squibb is setting its 2012 GAAP and non-GAAP EPS guidance range from $1.90 to $2.00. Both GAAP and non-GAAP guidance assume current exchange rates. Key 2012 non-GAAP guidance assumptions include:

•	Worldwide sales between $17.2 billion and $18.2 billion. This assumes full-year 2012 worldwide sales of PLAVIX® will be approximately $2.7 billion.

•	Full-year gross margin as a percentage of sales being consistent with last year.

•	Advertising and promotion expense decreasing in the mid-teens range.

•	Marketing, sales and administrative expenses decreasing in the mid-single-digit range.

•	Research and development expenses growing in the low-single-digit range.

•	An effective tax rate between 25% and 26%.

It is estimated that 30% to 40% of the research and development expenses in 2012 will be incurred on late-stage development programs. Total research and development expenses include the costs of discovery research, preclinical development, early- and late-clinical development and drug formulation, as well as clinical trials and medical support of marketed products, proportionate allocations of enterprise-wide costs, and other appropriate costs. Late-stage development expenses refer to our investigational compounds that are in Phase III clinical development and our marketed products that are in Phase III development for additional indications or formulations.

The financial guidance for 2012 includes the impact of the expected acquisition of Inhibitex, Inc., but excludes the impact of any other potential strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2012 guidance also exclude other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the Company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings from continuing operations and related earnings per share information, adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; IPRD and asset impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other licensing payments for in-licensing of products that have not achieved regulatory approval which are immediately expensed; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings and earnings per share information is an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, implementation of the new discounts and new pharmaceutical company fee under the 2010 U.S. health care reform law, governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its String of Pearls strategy, the expiration of patents or data protection on certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

There will be a conference call on January 26, 2012, at 10:30 a.m. EST during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at http://investor.bms.com or by dialing: 913-312-0856, confirmation code: 5642831. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Jennifer Fron Mauer, 609-252-6579, Communications; Teri Loxam, 609-252-3368, or Timothy Power, 609-252-7509, Investor Relations.

ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

ATRIPLA® is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

AVAPRO®, AVALIDE®, and PLAVIX® are trademarks of sanofi-aventis.

ERBITUX® is a trademark of ImClone LLC. ImClone Systems is a wholly-owned subsidiary of Eli Lilly and Company.

ELIQUIS® is a trademark of Pfizer, Inc.

If approved, KOMBIGLYZE™ will be known as KOMBOGLYZE™ in the European Union.

All other brand names of products appearing in all capital letters are registered trademarks of the Company or one of its subsidiaries.

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2011	2010	% Change	2011	2010	% Change	% Change in U.S. Total Prescriptions vs. 2010
Three Months Ended December 31,

Key Products

Plavix	$1,672	$1,715	(3)%	$1,562	$1,593	(2)%	(7)%
Avapro/Avalide	195	252	(23)%	107	118	(9)%	(43)%
Abilify	737	707	4%	555	535	4%	4%
Reyataz	416	374	11%	206	194	6%	2%
Sustiva Franchise	412	360	14%	275	227	21%	6%
Baraclude	318	264	20%	57	49	16%	10%
Erbitux	181	165	10%	175	160	9%	N/A
Sprycel	227	169	34%	87	61	43%	38%
Yervoy	144	—	N/A	118	—	N/A	N/A
Orencia	257	202	27%	171	146	17%	N/A
Nulojix	1	—	N/A	1	—	N/A	N/A
Onglyza/Kombiglyze	153	73	110%	111	53	109%	112%
Mature Products and All Other	741	830	(11)%	131	148	(11)%	N/A

Total	5,454	5,111	7%	3,556	3,284	8%	N/A

	Worldwide Net Sales			U.S. Net Sales
	2011	2010	% Change	2011	2010	% Change	% Change in U.S. Total Prescriptions vs. 2010
Twelve Months Ended December 31,

Key Products

Plavix	$7,087	$6,666	6%	$6,622	$6,154	8%	(5)%
Avapro/Avalide	952	1,176	(19)%	521	642	(19)%	(39)%
Abilify	2,758	2,565	8%	2,037	1,958	4%	5%
Reyataz	1,569	1,479	6%	760	754	1%	2%
Sustiva Franchise	1,485	1,368	9%	940	881	7%	7%
Baraclude	1,196	931	28%	207	179	16%	9%
Erbitux	691	662	4%	672	646	4%	N/A
Sprycel	803	576	39%	294	188	56%	30%
Yervoy	360	—	N/A	322	—	N/A	N/A
Orencia	917	733	25%	615	547	12%	N/A
Nulojix	3	—	N/A	3	—	N/A	N/A
Onglyza/Kombiglyze	473	158	199%	339	119	185%	175%
Mature Products and All Other	2,950	3,170	(7)%	513	545	(6)%	N/A

Total	21,244	19,484	9%	13,845	12,613	10%	N/A

*	In excess of +/- 200%.

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(Unaudited, amounts in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net Sales	$5,454	$5,111	$21,244	$19,484

Cost of products sold	1,367	1,414	5,598	5,277
Marketing, selling and administrative	1,216	1,000	4,203	3,686
Advertising and product promotion	285	271	957	977
Research and development	1,008	1,010	3,839	3,566
Provision for restructuring, net	24	63	116	113
Litigation expense, net	—	(41)	—	(19)
Equity in net income of affiliates	(66)	(61)	(281)	(313)
Other (income)/expense, net	26	42	(169)	126

Total expenses	3,860	3,698	14,263	13,413

Earnings before Income Taxes	1,594	1,413	6,981	6,071
Provision for income taxes	363	571	1,721	1,558

Net Earnings	1,231	842	5,260	4,513

Net Earnings Attributable to Noncontrolling Interest	379	359	1,551	1,411

Net Earnings Attributable to BMS	$852	$483	$3,709	$3,102

Earnings per Common Share Attributable to BMS:
Basic	$0.50	$0.28	$2.18	$1.80
Diluted	$0.50	$0.28	$2.16	$1.79
Average Common Shares Outstanding:
Basic	1,692	1,708	1,700	1,713
Diluted	1,712	1,723	1,717	1,727
Other (income)/expense
Interest expense	$42	$42	$145	$145
Interest income	(22)	(21)	(91)	(75)
Impairment and loss on sale of manufacturing operations	—	11	—	236
Gain on sale of product lines, businesses and assets	(1)	(3)	(37)	(39)
Other income from alliance partners	(33)	(14)	(140)	(136)
Pension curtailment and settlement charges	11	12	10	28
Litigation charges/(recoveries)	80	—	(25)	—
Product liability charges	(5)	4	31	17
Other	(46)	11	(62)	(50)

Other (income)/expense	$26	$42	$(169)	$126

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(Unaudited, dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Accelerated depreciation, asset impairment and other shutdown costs	$15	$28	$75	$113

Cost of products sold	15	28	75	113

Process standardization implementation costs	10	8	29	35

Marketing, selling and administrative	10	8	29	35

Upfront, milestone and other licensing payments	—	60	207	132
IPRD impairment	—	10	28	10

Research and development	—	70	235	142

Provision for restructuring	24	63	116	113

Litigation expense	—	(41)	—	(19)

Impairment and loss on sale of manufacturing operations	—	11	—	236
Gain on sale of product lines, businesses and assets	—	—	(12)	—
Pension curtailment and settlement charges	13	10	13	18
Acquisition related items	—	10	—	10
Litigation charges/(recoveries)	80	—	(22)	—
Product liability charges	(5)	4	31	17
Upfront, milestone and other licensing receipts	(20)	—	(20)	—

Other (income)/expense	68	35	(10)	281

Decrease to pretax income	117	163	445	665
Income tax on items above	(37)	(46)	(136)	(180)
Out-of period tax adjustment	—	—	—	(59)
Specified tax (benefit)/charge	(26)	207	(97)	207

Income taxes	(63)	161	(233)	(32)

Decrease to net earnings	$54	$324	$212	$633

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF GAAP RESULTS

TO NON-GAAP RESULTS

FOR THE THREE MONTHS ENDED DECEMBER 30, 2011 AND 2010

(Unaudited, amounts in millions except per share data)

	Q4 2011			Q4 2010
	GAAP	Specified Items*	Non GAAP	GAAP	Specified Items*	Non GAAP
Net Sales	$5,454	—	$5,454	$5,111	—	$5,111
Cost of Products Sold	1,367	(15)	1,352	1,414	(28)	1,386

Gross Profit	4,087	15	4,102	3,697	28	3,725
Gross Profit as a % of Sales	74.9%	0.3%	75.2%	72.3%	0.6%	72.9%
Marketing, Selling and Administration	1,216	(10)	1,206	1,000	(8)	992
Advertising and Product Promotion	285	—	285	271	—	271

Total SG&A	1,501	(10)	1,491	1,271	(8)	1,263
SG&A as a % of Sales	27.5%	(0.2)%	27.3%	24.9%	(0.2)%	24.7%
Research and Development	1,008	—	1,008	1,010	(70)	940
R&D as a % of Sales	18.5%	0.0%	18.5%	19.8%	(1.4)%	18.4%
Operating Margin	1,578	25	1,603	1,416	106	1,522
Operating Margin as % of Sales	28.9%	0.5%	29.4%	27.7%	2.1%	29.8%
Provision for restructuring, net	24	(24)	—	63	(63)	—
Litigation expense, net	—	—	—	(41)	41	—
Equity in net income of affiliates	(66)	—	(66)	(61)	—	(61)
Other (income)/expense, net	26	(68)	(42)	42	(35)	7

Earnings Before Income Taxes	$1,594	117	$1,711	$1,413	163	$1,576
Provision for income taxes	363	63	426	571	(161)	410

Net Earnings	$1,231	54	$1,285	$842	324	$1,166
Net Earnings – Attributable to Noncontrolling Interest	379		379	359		359

Net Earnings – Attributable to BMS	$852	54	$906	$483	324	$807
Contingently convertible debt interest expense and earnings attributable to unvested shares	(1)		(1)	(2)		(2)

Net Earnings used for Diluted EPS Calc – Attributable to BMS	$851	54	$905	$481	324	$805
Average Common Shares Outstanding - Diluted	1,712		1,712	1,723		1,723
Diluted EPS – Attributable to BMS	$0.50	0.03	$0.53	$0.28	0.19	$0.47
Net Earnings Attributable to BMS as a % of sales	15.6%	1.0%	16.6%	9.5%	6.3%	15.8%
Effective Tax Rate	22.8%	2.1%	24.9%	40.4%	(14.4)%	26.0%

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF GAAP RESULTS

TO NON-GAAP RESULTS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(Unaudited, amounts in millions except per share data)

	YTD 2011			YTD 2010
	GAAP	Specified Items*	Non GAAP	GAAP	Specified Items*	Non GAAP
Net Sales	$21,244	—	$21,244	$19,484	—	$19,484
Cost of Products Sold	5,598	(75)	5,523	5,277	(113)	5,164

Gross Profit	15,646	75	15,721	14,207	113	14,320
Gross Profit as a % of Sales	73.6%	0.4%	74.0%	72.9%	0.6%	73.5%
Marketing, Selling and Administration	4,203	(29)	4,174	3,686	(35)	3,651
Advertising and Product Promotion	957	—	957	977	—	977

Total SG&A	5,160	(29)	5,131	4,663	(35)	4,628
SG&A as a % of Sales	24.3%	(0.1)%	24.2%	23.9%	(0.1)%	23.8%
Research and Development	3,839	(235)	3,604	3,566	(142)	3,424
R&D as a % of Sales	18.1%	(1.1)%	17.0%	18.3%	(0.7)%	17.6%
Operating Margin	6,647	339	6,986	5,978	290	6,268
Operating Margin as % of Sales	31.3%	1.6%	32.9%	30.7%	1.5%	32.2%
Provision for restructuring, net	116	(116)	—	113	(113)	—
Litigation expense, net	—	—	—	(19)	19	—
Equity in net income of affiliates	(281)	—	(281)	(313)	—	(313)
Other (income)/expense, net	(169)	10	(159)	126	(281)	(155)

Earnings Before Income Taxes	$6,981	445	$7,426	$6,071	665	$6,736
Provision for income taxes	1,721	233	1,954	1,558	32	1,590

Net Earnings	$5,260	212	$5,472	$4,513	633	$5,146
Net Earnings – Attributable to Noncontrolling Interest	1,551		1,551	1,411		1,411

Net Earnings – Attributable to BMS	$3,709	212	$3,921	$3,102	633	$3,735
Contingently convertible debt interest expense and earnings attributable to unvested shares	(8)		(8)	(12)		(12)

Net Earnings used for Diluted EPS Calc – Attributable to BMS	$3,701	212	$3,913	$3,090	633	$3,723
Average Common Shares Outstanding - Diluted	1,717		1,717	1,727		1,727
Diluted EPS – Attributable to BMS	$2.16	0.12	$2.28	$1.79	0.37	$2.16
Net Earnings Attributable to BMS as a % of sales	17.5%	1.0%	18.5%	15.9%	3.3%	19.2%
Effective Tax Rate	24.7%	1.6%	26.3%	25.7%	(2.1)%	23.6%

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

NET CASH CALCULATION

AS OF DECEMBER 31, 2011 AND SEPTEMBER 30, 2011

(Unaudited, dollars in millions)

	December 31, 2011	September 30, 2011
Cash and cash equivalents	$5,776	$4,471
Marketable securities–current	2,957	3,722
Marketable securities–long-term	2,909	2,819

Cash, cash equivalents and marketable securities	11,642	11,012
Short-term borrowings	(115)	(182)
Long-term debt	(5,376)	(5,437)

Net (debt) /cash	$6,151	$5,393